Exhibit 99.1

Calumet Specialty Products Partners, L.P. Reports Second Quarter 2017 Results

Strong contribution from core specialty products segment, combined with solid execution and a more favorable market environment, drove improved results for the third consecutive quarter

INDIANAPOLIS — (PR NEWSWIRE) — August 4, 2017 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuels products, today reported results for the second quarter ended June 30, 2017, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in millions, except per unit data)
Net income (loss)	$9.6	$(147.9)	$3.4	$(215.6)
Limited partners’ interest basic and diluted net income (loss) per unit	$0.12	$(1.89)	$0.04	$(2.76)
Adjusted EBITDA	$101.6	$70.0	$180.3	$76.6
The Partnership’s $9.6 million net income and Adjusted EBITDA of $101.6 million for the second quarter 2017 included, but is not limited to, the impact of a favorable lower of cost or market (“LCM”) inventory adjustment of $4.0 million.
For detailed information on Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the nearest comparable GAAP measure for the periods presented above, please see the sections of this release entitled “Non-GAAP Financial Measures” and “Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow.”
Management Commentary
“Our strong second quarter performance reflects hard work and successful execution against our strategic goals as we continue to improve upon our operating efficiencies and self-help initiatives,” said Tim Go, Chief Executive Officer of Calumet. “Through the first half of 2017, we have seen significant year-over-year improvements in margin and Adjusted EBITDA contribution from all of our business segments. Our core specialty products segment delivered another strong quarter of margin growth and Adjusted EBITDA. Our oilfield services segment returned to profitability for the first time since 2014, and our fuels segment had increased year-over-year margins despite a turnaround at the Superior refinery during the second quarter. The Partnership’s performance this quarter resulted in net income of $9.6 million and Adjusted EBITDA of $101.6 million, an improvement of 45% year-over-year. We remain focused on our efforts to increase operating efficiencies, grow our sales volumes and deliver new and innovating products to the marketplace, all of which will support our efforts to drive even greater value over the long-term for Calumet’s unitholders.”
Go continued, “This quarter also marked the launch of three new product lines: CALPARTM 4GIII, CALTRANTM 60-00 Group U, and our No-Tox® Ultra F Oil from Bel-Ray®. We are seeing strong market interest for these new products and have started to ramp up production and our sales and marketing platforms for each. All three of these products were developed by our in-house R&D group and are a true testament to the bright and innovative members of the Calumet team.”
Go concluded, “I’m extremely proud of all of our employees for their contributions to our strong performance this quarter. We are particularly encouraged by the growth in our specialty products and oilfield services segments, as well as the continued contribution from our self-help initiatives. Our improvements in the second quarter will act as a stepping stone upon which we will continue to create value for our customers and unitholders as we transition into the second half of 2017.”

Specialty Products Segment | Results Summary

	Three Months Ended June 30,
	2017	2016
	(Dollars in millions, except per barrel data)
Specialty products segment gross profit	$103.0	$98.5
Specialty products segment Adjusted EBITDA	$67.1	$59.0
Specialty products segment gross profit per barrel	$41.87	$35.69
Specialty products’ gross profit per barrel increased sequentially to $41.87 this period from $31.85 in the first quarter of 2017, and compared to $35.69 in the second quarter of 2016, due to stronger margins from self-help initiatives and tighter industry supply. Specialty products Adjusted EBITDA of $67.1 million for the second quarter 2017, increased by 47.1% sequentially from $45.6 million in the first quarter of 2017, and by 13.7% year-over-year compared to $59.0 million in the second quarter of 2016. Adjusted EBITDA of $67.1 million was the highest the segment has produced in four years and was partially offset by lower sales volume and an unfavorable LCM inventory adjustment of $0.4 million.
Fuel Products Segment | Results Summary

	Three Months Ended June 30,
	2017	2016
	(Dollars in millions, except per barrel data)
Fuel products segment gross profit	$40.7	$32.0
Fuel products segment Adjusted EBITDA	$34.0	$18.9
Fuel products segment gross profit per barrel (including hedging activities)	$3.92	$2.84
Fuel products segment gross profit per barrel (excluding hedging activities)	$3.92	$2.59
Fuel products’ gross profit and Adjusted EBITDA demonstrated marked improvement during the second quarter of 2017, as compared to the year-ago period, driven by a year-over-year increase in benchmark refined product margins and decreased Renewable Fuel Standard (“RFS”) compliance costs. Specifically, the year-over-year performance improvements were driven in part by the 17% improvement in the benchmark Gulf Coast 2/1/1 crack spread and higher local price differentials versus the Gulf Coast realized on fuel products sold in our discrete market areas, despite lower sales volumes. During the second quarter 2017, total fuel products segment sales volumes decreased by nearly 8% compared to year-ago levels, which was primarily the result of the turnaround at the Superior refinery. Second quarter Adjusted EBITDA benefited from a $4.2 million favorable LCM inventory adjustment.
Oilfield Services Segment | Results Summary

	Three Months Ended June 30,
	2017	2016
	(Dollars in millions)
Oilfield services segment gross profit	$16.7	$0.8
Oilfield services segment Adjusted EBITDA	$0.5	$(7.9)
During the second quarter, the U.S. land-based rig count increased by approximately 112% on a year-over-year basis. Elevated drilling activity drove revenues of $63.9 million, a threefold increase compared to $21.3 million in the prior year period. Gross profit increased to $16.7 million during the second quarter compared to $0.8 million in the second quarter of 2016. Adjusted EBITDA for the second quarter was $0.5 million, an increase of $8.4 million relative to the prior year period. The segment also benefited from a $0.2 million favorable LCM inventory adjustment.
Partnership Liquidity
As of June 30, 2017, the Partnership had availability under its revolving credit facility of $342.1 million, based on a $439.6 million borrowing base, $97.1 million in outstanding standby letters of credit and $0.4 million in outstanding borrowings. In addition, the Partnership had $26.6 million of cash on hand as of June 30, 2017. The Partnership believes it will continue to have sufficient liquidity from cash on hand, cash flow from operations, borrowing capacity and other means by which to meet its financial commitments, debt service obligations, contingencies and anticipated capital expenditures.

Financial Guidance
Full-Year 2017 Capital Spending Forecast
Through the second quarter of 2017, total capital spending was $32.8 million, down over 54% compared to the same period in 2016. For the full-year 2017, and based on a shift in the timing of the turnaround at one of its plants, the Partnership has updated its capital spending forecast and now anticipates that total capital expenditures will be within the range of $110 to $130 million for fiscal year 2017.
Full-Year 2017 RFS Compliance Impact Forecast
In conjunction with the Partnership’s ongoing compliance with the RFS, the Partnership records its outstanding Renewable Identification Numbers (“RINs”) obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be up to 128 million RINs for the full-year 2017, excluding the potential for any hardship waivers that may or may not be granted by the U.S. Environmental Protection Agency to any of the Partnership's fuel refineries at a later time. Calumet expects to be able to satisfy a significant portion of its 2017 gross RINs obligation through internal blending and other self-help efforts.
Operations Summary
The following table sets forth information about our combined operations, excluding the results of the oilfield services segment. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel and the resale of crude oil in our fuel products segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In bpd)		(In bpd)
Total sales volume (1)	141,154	154,286	135,343	139,363
Total feedstock runs (2)	136,552	143,118	134,370	135,751
Facility production: (3)
Specialty products:
Lubricating oils	15,914	15,716	15,539	14,785
Solvents	8,239	7,823	7,794	7,587
Waxes	1,373	1,581	1,425	1,458
Packaged and synthetic specialty products (4)	2,648	2,110	2,684	2,117
Other	1,244	1,799	1,567	1,354
Total	29,418	29,029	29,009	27,301

Fuel products:
Gasoline	37,225	37,954	37,395	37,999
Diesel	34,787	40,057	33,904	35,202
Jet fuel	5,306	4,314	6,030	4,995
Asphalt, heavy fuel oils and other	33,699	32,941	31,569	30,590
Total	111,017	115,266	108,898	108,786
Total facility production (3)	140,435	144,295	137,907	136,087

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third-party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The decrease in total sales volume for the three and six months ended June 30, 2017, as compared to the same periods in 2016, is due primarily to decreased sales volume of fuel products primarily as a result of turnaround activities at the Superior refinery. In addition, decreased sales volume of lubricating oils and waxes was partially offset by increased sales volume of branded and packaged specialty products as a result of market conditions.

(2)
Total feedstock runs represent the barrels per day (“bpd”) of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.

The decrease in total feedstock runs for the three months ended June 30, 2017, as compared to the same period in 2016, is due primarily to decreased feedstock runs at the Superior refinery as a result of turnaround activities completed in the second quarter 2017.
The decrease in total feedstock runs for the six months ended June 30, 2017, as compared to the same period in 2016, is due primarily to decreased feedstock runs at the Superior refinery as a result of turnaround activities completed in the second quarter 2017, partially offset by increased feedstock runs as a result of improved operational reliability.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The change in total facility production for the three and six months ended June 30, 2017, as compared to the same periods in 2016, is due primarily to the operational items discussed above in footnote 2.

(4)	Packaged and synthetic specialty products include production at the Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.
Derivatives Summary
The following table summarizes the derivative activity reflected in the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In millions)		(In millions)
Derivative gain reflected in sales	$—	$15.1	$—	$31.1
Derivative loss reflected in cost of sales	—	(12.8)	—	(26.7)
Derivative gain reflected in gross profit	$—	$2.3	$—	$4.4

Realized loss on derivative instruments	$—	$(6.0)	$(4.9)	$(18.3)
Unrealized gain on derivative instruments	1.3	23.8	11.9	28.4
Total derivative gain reflected in the unaudited condensed consolidated statements of operations	$1.3	$20.1	$7.0	$14.5
Total loss on commodity derivative settlements	$—	$(6.0)	$(4.9)	$(18.3)
Webcast Information
A conference call is scheduled for 9:00 a.m. ET on August 4, 2017, to discuss the financial and operational results for the second quarter of fiscal year 2017. Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the Partnership’s website at http://www.calumetspecialty.com. Interested parties may also participate in the call by dialing (866) 584-9671 and entering the passcode 55345085. A replay of the conference call will be available a few hours after the event on the investor relations section of the Partnership’s website, under the events section.
About the Partnership
Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products; produces fuel products including gasoline, diesel and jet fuel; and provides oilfield services and products to customers throughout the United States. Calumet is based in Indianapolis, Indiana, and operates thirteen manufacturing facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, Oklahoma and eastern Missouri.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) our expectation regarding our business outlook and cash flows, (ii) our expectation regarding anticipated capital expenditures and projected cost reduction initiatives, margin enhancing measures and low-to-no cost projects to reduce balance sheet leverage and increase cash flow, (iii) our access to capital to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures, (iv) expected benefits to the Partnership from the distribution suspension and (v) estimated capital expenditures as a result of required audits or required operational changes or other environmental and regulatory liabilities. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels, other refined products and oilfield services; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products, fuels products and products used in oilfield services that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow. We provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net income (loss), our most directly comparable financial performance measure. We also provide a reconciliation of Distributable Cash Flow to Net cash used in operating activities, our most directly comparable liquidity measure. Both Net income (loss) and Net cash used in operating activities are calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.
We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.
We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) impairment, (e) unrealized losses from mark-to-market accounting for hedging activities, (f) realized gains under derivative instruments excluded from the determination of net income (loss), (g) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (h) debt refinancing fees, premiums and penalties, (i) any net loss realized in connection with an asset sale that was deducted in computing net income (loss) and (j) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.
We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense), income (loss) from unconsolidated affiliates, net of cash distributions and income tax expense (benefit).
The definition of Adjusted EBITDA presented in this release is consistent with the calculation of “Consolidated Cash Flow” contained in the indentures governing our 7.625% senior notes due January 15, 2022, that were issued in November 2013 (the “2022 Notes”), our 6.50% senior notes due April 15, 2021, that were issued in March 2014 (the “2021 Notes”), our 7.75% senior notes due April 15, 2023 (the “2023 Notes”), that were issued in March 2015 and our 11.50% senior secured notes due January 15, 2021 (the “2021 Secured Notes”), that were issued in April 2016. We are required to report Consolidated Cash Flow to the holders of our 2021 Notes, 2022 Notes, 2023 Notes and 2021 Secured Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Please see our filings with the SEC, including our 2016 Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.
EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income (loss), net cash used in operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net income (loss), our most directly comparable GAAP financial performance measure, and Distributable Cash Flow to net cash used in operating activities, our most directly comparable GAAP liquidity measure, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sales	$1,030.9	$972.9	$1,968.3	$1,685.9
Cost of sales	870.5	841.6	1,668.4	1,468.4
Gross profit	160.4	131.3	299.9	217.5
Operating costs and expenses:
Selling	28.2	26.2	55.7	56.7
General and administrative	33.6	24.8	65.4	52.4
Transportation	41.1	45.0	81.7	84.2
Taxes other than income taxes	4.9	4.2	10.4	9.9
Asset impairment	—	33.4	0.4	33.4
Other	1.1	0.3	3.0	2.3
Operating income (loss)	51.5	(2.6)	83.3	(21.4)
Other income (expense):
Interest expense	(44.5)	(42.8)	(88.4)	(73.1)
Gain on derivative instruments	1.3	17.8	7.0	10.1
Loss from unconsolidated affiliates	(0.1)	(7.1)	(0.2)	(18.2)
Loss on sale of unconsolidated affiliates	—	(113.4)	—	(113.4)
Other	0.5	0.5	0.7	0.9
Total other expense	(42.8)	(145.0)	(80.9)	(193.7)
Net income (loss) before income taxes	8.7	(147.6)	2.4	(215.1)
Income tax expense (benefit)	(0.9)	0.3	(1.0)	0.5
Net income (loss)	$9.6	$(147.9)	$3.4	$(215.6)
Allocation of net income (loss):
Net income (loss)	$9.6	$(147.9)	$3.4	$(215.6)
Less:
General partner’s interest in net income (loss)	0.2	(2.9)	0.1	(4.3)
Non-vested share based payments	0.2	—	0.2	—
Net income (loss) available to limited partners	$9.2	$(145.0)	$3.1	$(211.3)
Weighted average limited partner units outstanding:
Basic	77,554,815	76,761,504	77,485,058	76,491,775
Diluted	77,714,112	76,761,504	77,725,656	76,491,775
Limited partners’ interest basic and diluted net income (loss) per unit	$0.12	$(1.89)	$0.04	$(2.76)
Cash distributions declared per limited partner unit	$—	$—	$—	$0.685

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26.6	$4.2
Accounts receivable, net	289.3	238.7
Inventories	438.5	386.2
Derivative assets	1.0	0.8
Prepaid expenses and other current assets	13.9	11.0
Total current assets	769.3	640.9
Property, plant and equipment, net	1,633.2	1,678.0
Investment in unconsolidated affiliates	10.1	10.3
Goodwill	177.2	177.2
Other intangible assets, net	162.1	178.5
Other noncurrent assets, net	36.6	40.3
Total assets	$2,788.5	$2,725.2
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$312.2	$295.5
Accrued interest payable	52.4	52.5
Accrued salaries, wages and benefits	22.8	11.5
Other taxes payable	21.4	20.8
Obligations under inventory financing agreements	103.5	—
Other current liabilities	46.2	99.6
Current portion of long-term debt	3.4	3.5
Derivative liabilities	2.1	14.8
Total current liabilities	564.0	498.2
Noncurrent deferred income taxes	2.3	2.3
Pension and postretirement benefit obligations	10.9	11.3
Other long-term liabilities	0.9	1.0
Long-term debt, less current portion	1,986.4	1,993.7
Total liabilities	2,564.5	2,506.5
Commitments and contingencies
Partners’ capital:
Partners’ capital	232.3	227.0
Accumulated other comprehensive loss	(8.3)	(8.3)
Total partners’ capital	224.0	218.7
Total liabilities and partners’ capital	$2,788.5	$2,725.2

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2017	2016
	(In millions)
Operating activities
Net income (loss)	$3.4	$(215.6)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	82.0	82.6
Amortization of turnaround costs	14.0	17.4
Non-cash interest expense	4.8	4.6
Provision for doubtful accounts	0.1	0.5
Unrealized gain on derivative instruments	(11.9)	(28.4)
Asset impairment	0.4	33.4
(Gain) loss on disposal of fixed assets	1.5	(0.7)
Non-cash equity based compensation	3.3	2.9
Deferred income tax expense (benefit)	0.1	(0.2)
Lower of cost or market inventory adjustment	(8.0)	(44.4)
Loss from unconsolidated affiliates	0.2	18.2
Loss on sale of unconsolidated affiliates	—	113.4
Other non-cash activities	3.3	2.3
Changes in assets and liabilities:
Accounts receivable	(50.7)	(60.0)
Inventories	(44.3)	(10.3)
Prepaid expenses and other current assets	(2.1)	(1.5)
Derivative activity	(0.3)	(10.4)
Turnaround costs	(10.3)	(8.1)
Other assets	—	(0.4)
Accounts payable	24.2	35.1
Accrued interest payable	(0.1)	9.1
Accrued salaries, wages and benefits	10.2	(16.0)
Other taxes payable	0.6	3.2
Other liabilities	(55.6)	22.5
Pension and postretirement benefit obligations	(0.4)	(0.9)
Net cash used in operating activities	(35.6)	(51.7)
Investing activities
Additions to property, plant and equipment	(30.0)	(87.9)
Investment in unconsolidated affiliates	—	(41.8)
Proceeds from sale of unconsolidated affiliates	—	29.0
Proceeds from sale of property, plant and equipment	—	1.9
Net cash used in investing activities	(30.0)	(98.8)
Financing activities
Proceeds from borrowings — revolving credit facility	606.9	479.0
Repayments of borrowings — revolving credit facility	(616.7)	(589.9)
Proceeds from borrowings — senior notes	—	393.1
Repayments of borrowings — related party note	—	(34.5)
Payments on capital lease obligations	(4.5)	(4.1)
Proceeds from inventory financing agreements	105.4	—
Other financing activities	(0.7)	2.4
Debt issuance costs	(2.1)	(9.9)
Contributions from Calumet GP, LLC	0.1	0.2
Taxes paid for phantom unit grants	(0.4)	(1.8)
Distributions to partners	—	(57.4)
Net cash provided by financing activities	88.0	177.1
Net increase in cash and cash equivalents	22.4	26.6
Cash and cash equivalents at beginning of period	4.2	5.6
Cash and cash equivalents at end of period	$26.6	$32.2

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net income (loss)	$9.6	$(147.9)	$3.4	$(215.6)
Add:
Interest expense	44.5	42.8	88.4	73.1
Depreciation and amortization	40.9	43.8	82.0	82.6
Income tax expense (benefit)	(0.9)	0.3	(1.0)	0.5
EBITDA	$94.1	$(61.0)	$172.8	$(59.4)
Add:
Unrealized gain on derivative instruments	$(1.3)	$(23.8)	$(11.9)	$(28.4)
Realized loss on derivatives, not included in net income (loss) or settled in a prior period	—	(2.3)	—	(4.4)
Amortization of turnaround costs	6.6	8.3	14.0	17.4
Impairment charges	—	33.4	0.4	33.4
Loss on sale of unconsolidated affiliate	—	113.9	—	113.9
Non-cash equity based compensation and other non-cash items	2.2	1.5	5.0	4.1
Adjusted EBITDA	$101.6	$70.0	$180.3	$76.6
Less:
Replacement and environmental capital expenditures (1)	5.6	3.3	10.9	11.1
Cash interest expense (2)	42.0	40.1	83.6	68.5
Turnaround costs	9.8	1.7	10.3	8.1
Loss from unconsolidated affiliates	(0.1)	(7.1)	(0.2)	(18.2)
Income tax expense (benefit)	(0.9)	0.3	(1.0)	0.5
Distributable Cash Flow	$45.2	$31.7	$76.7	$6.6

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH USED IN OPERATING ACTIVITIES
(In millions)

	Six Months Ended June 30,
	2017	2016
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash used in operating activities:	(Unaudited)
Distributable Cash Flow	$76.7	$6.6
Add:
Replacement and environmental capital expenditures (1)	10.9	11.1
Cash interest expense (2)	83.6	68.5
Turnaround costs	10.3	8.1
Loss from unconsolidated affiliates	(0.2)	(18.2)
Income tax expense (benefit)	(1.0)	0.5
Adjusted EBITDA	$180.3	$76.6
Less:
Unrealized gain on derivative instruments	$(11.9)	$(28.4)
Realized loss on derivatives, not included in net income (loss) or settled in a prior period	—	(4.4)
Amortization of turnaround costs	14.0	17.4
Impairment charges	0.4	33.4
Loss on sale of unconsolidated affiliate	—	113.9
Non-cash equity based compensation and other non-cash items	5.0	4.1
EBITDA	$172.8	$(59.4)
Add:
Unrealized gain on derivative instruments	$(11.9)	$(28.4)
Cash interest expense (2)	(83.6)	(68.5)
Asset impairment	0.4	33.4
Non-cash equity based compensation	3.3	2.9
Lower of cost or market inventory adjustment	(8.0)	(44.4)
Deferred income tax expense (benefit)	0.1	(0.2)
Loss from unconsolidated affiliates	0.2	18.2
Loss on sale of unconsolidated affiliates	—	113.4
Amortization of turnaround costs	14.0	17.4
Income tax benefit (expense)	1.0	(0.5)
Provision for doubtful accounts	0.1	0.5
Changes in assets and liabilities:
Accounts receivable	(50.7)	(60.0)
Inventories	(44.3)	(10.3)
Other current assets	(2.1)	(1.5)
Derivative activity	(0.3)	(10.4)
Turnaround costs	(10.3)	(8.1)
Other assets	—	(0.4)
Accounts payable	24.2	35.1
Accrued interest payable	(0.1)	9.1
Other current liabilities	(44.8)	9.7
Other, including changes in noncurrent liabilities	4.4	0.7
Net cash used in operating activities	$(35.6)	$(51.7)

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO NET INCOME (LOSS)
(In millions)

	Three Months Ended June 30,
	2017	2016
Reconciliation of Segment Adjusted EBITDA to Net income (loss):	(Unaudited)
Segment Adjusted EBITDA
Specialty products Adjusted EBITDA	$67.1	$59.0
Fuel products Adjusted EBITDA	34.0	18.9
Oilfield services Adjusted EBITDA	0.5	(7.9)
Total segment Adjusted EBITDA	$101.6	$70.0
Less:
Unrealized gain on derivative instruments	$(1.3)	$(23.8)
Realized loss on derivatives, not included in net income (loss) or settled in a prior period	—	(2.3)
Amortization of turnaround costs	6.6	8.3
Impairment charges	—	33.4
Loss on sale of unconsolidated affiliate	—	113.9
Non-cash equity based compensation and other non-cash items	2.2	1.5
EBITDA	$94.1	$(61.0)
Less:
Interest expense	$44.5	$42.8
Depreciation and amortization	40.9	43.8
Income tax expense (benefit)	(0.9)	0.3
Net income (loss)	$9.6	$(147.9)

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
SELECTED COMMODITY DERIVATIVE INSTRUMENTS
As of June 30, 2017
Fuel Products Segment
Calumet has entered into crude oil basis swaps to mitigate the risk of future changes in pricing differentials between Western Canadian Select (“WCS”) and New York Mercantile Exchange West Texas Intermediate (“NYMEX WTI”). The following table provides a summary of crude oil basis swap contracts as of June 30, 2017, in the Partnership’s fuel products segment:

Crude Oil Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Differential to NYMEX WTI ($/Bbl)
Third Quarter 2017	644,000	7,000	$(13.22)
Fourth Quarter 2017	644,000	7,000	$(13.22)
Total	1,288,000
Average differential			$(13.22)
Calumet has entered into derivative instruments to secure a percentage differential on WCS crude oil to NYMEX WTI. The following table provides a summary of crude oil percentage basis swap contracts related to crude oil purchases as of June 30, 2017, in the Partnership’s fuel products segment:

Crude Oil Percentage Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
Third Quarter 2017	276,000	3,000	72.3%
Fourth Quarter 2017	276,000	3,000	72.3%
Total	552,000
Average percentage			72.3%